EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  November 5, 2009

SKYWEST ANNOUNCES THIRD QUARTER 2009 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $637.8 million for the quarter ended September 30, 2009, compared to $934.1 million for the same period last year.  SkyWest also reported net income of $28.6 million or $0.50 per diluted share, for the quarter ended September 30, 2009, compared to $26.2 million of net income or $0.45 per diluted share, for the same period last year.

SkyWest also reported operating revenues of $2.0 billion for the nine months ended September 30, 2009, compared to $2.75 billion for the same period last year.  SkyWest reported net income of $64.2 million or $1.13 per diluted share, for the nine months ended September 30, 2009, compared to $91.7 million of net income, or $1.55 per diluted share for the same period last year.

Following are the significant items effecting SkyWest’s financial and operating performance during the quarter ended September 30, 2009:

Total operating revenues for the third quarter of 2009 decreased $296.4 million primarily as a result of a reduction in fuel cost reimbursements paid by SkyWest’s major partners.  SkyWest is reimbursed by its major partners for fuel and certain other costs under its contract flying arrangements. For financial reporting purposes, these reimbursements are recorded as operating revenues.  As SkyWest’s major partners have increased the amount of fuel they purchase for SkyWest’s operations, SkyWest’s fuel purchases (and the corresponding reimbursements and revenues from SkyWest’s major partners) have declined.  The reduction in operating revenues was partially offset during the third quarter of 2009 as SkyWest experienced an increase in block hours of 3.2%, compared to the same quarter of 2008. SkyWest produced 359,573 block hours for the quarter ended September 30, 2009, compared to 348,522 block hours for the same period last year.

Total operating expense and interest per available seat mile (“ASM”) for the third quarter of 2009, excluding fuel expense of $61.8 million or $0.010 per ASM, decreased 4.3% to $0.090 from $0.094 for the comparable quarter of 2008.  The decrease was due primarily to the reduction in customer service labor as well as other labor-related costs, principally as a result of SkyWest’s major partners now providing certain customer service functions.  The decrease was also partially attributable to flying more regional jets, with larger seating capacity, that typically generate more ASMs than smaller aircraft flying the same routes.  SkyWest’s operating subsidiaries (ASA and SkyWest Airlines) continue to incur significant non-reimbursable maintenance costs as a result of the general aging of their fleets.  SkyWest expended an additional $5.5 million as a result of these costs, however these additional costs were partially offset by the reduction in customer service labor and other labor-related costs mentioned above.  Total operating expense and interest, excluding fuel expense, was $533.8 million for the quarter ended September 30, 2009, compared to $534.0 million for the quarter ended September 30, 2008.

SkyWest recorded stock-based compensation expense of approximately $1.7 million ($1.1 million after-tax) for the quarter ended September 30, 2009, compared to $2.6 million ($1.6 million after tax) for the same quarter of 2008.  During the quarter ended September 30, 2009, SkyWest repurchased 93,545 shares of its common stock, at an average cost of $10.46 per share and a total cost of approximately $978,000, under stock buyback programs previously authorized by its Board of Directors.  As of September 30, 2009, SkyWest had authorization to repurchase up to an additional 2.78 million shares of its common stock.  SkyWest may continue to purchase shares of its outstanding stock under the authorized stock buyback program from time to time, as it deems appropriate.

At September 30, 2009, SkyWest had approximately $814.9 million in cash and marketable securities, compared to $705.2 million as of December 31, 2008.  SkyWest’s long-term debt was $1.71 billion as of September 30, 2009, compared to $1.68 billion as of December 31, 2008.  The increase in SkyWest’s long-term debt was primarily the result of acquiring three new CRJ700 regional jet aircraft that were financed with long-term debt, partially offset by SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 6.2% discount rate, the present value of these lease obligations was approximately $2.0 billion as of September 30, 2009.

At September 30, 2009, SkyWest’s fleet totaled 446 aircraft, consisting of 392 regional jets (246 assigned to Delta Air Lines, Inc. (“Delta”), 133 assigned to United Air Lines, Inc. (“United”), ten assigned to Midwest Airlines, Inc. (“Midwest”) and three operated by SkyWest), 51 EMB-120 aircraft (40 assigned to United and 11 assigned to Delta) and three ATR-72 aircraft which are no longer in revenue service.

SkyWest’s Annual Report on Form 10-K for the year December 31, 2008 describes SkyWest’s maintenance expense policy for its CRJ200 regional jet aircraft engines. Generally, SkyWest collects revenue at a fixed hourly rate for mature engine maintenance under two of its capacity purchase agreements (United and Midwest).  During the quarter ended September 30, 2009, SkyWest incurred $7.7 million pretax expense in related engine maintenance costs in excess of amounts collected and recorded as revenue.

SkyWest has previously announced that ASA and SkyWest Airlines filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in connection with certain irregular operations (“IROP”) under its existing agreements with Delta. As of September 30, 2009, SkyWest had recognized a cumulative total of $32.4 million of revenue associated with this matter for which Delta has withheld payment. SkyWest is vigorously pursuing its claim for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

On October 16, 2009, SkyWest Airlines entered into a series of transactions with United that provide operational funding to United, extending SkyWest Airlines’ existing rights to operate 40 regional jet aircraft under the existing United Express Agreement and create an opportunity for ASA to operate 13 regional jet aircraft as a United Express carrier.  SkyWest anticipates that ASA will begin operating as a United Express carrier starting in the first quarter of 2010, and the 13 United Express regional jets to be flown by ASA will be in operation by May of 2010.  SkyWest also anticipates that ASA will operate these aircraft under a capacity purchase agreement that is generally consistent with the existing SkyWest Airlines United Express Agreement.  Also, SkyWest Airlines entered an agreement with United to provide a secured term loan in the amount of $80 million.  The term loan bears interest at a rate of 11% with a ten-year amortization period.  The loan is secured by certain ground equipment and airport slot rights held by United.  SkyWest Airlines also agreed to defer certain amounts otherwise payable to SkyWest Airlines under its existing United Express Agreement. The maximum deferral amount is $49 million and any amounts deferred accrue a deferral fee of 8% annually, with deferral fees paid weekly.

Subsequent to September 30, 2009, SkyWest Airlines entered into a code share agreement with AirTran Airways, Inc.  Under the terms of the code share agreement, SkyWest Airlines will operate five CRJ200s under a pro-rate arrangement with two aircraft scheduled to begin service in December 2009 and three aircraft scheduled to begin service in early 2010.  The code sharing agreement has a three year term; however, after May 15, 2010, either party may terminate the agreement upon 120 days written notice.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United, Delta and Midwest respectively.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta.  System-wide, SkyWest serves a total of approximately 207 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,355 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of SkyWest’s major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2009	2008	2009	2008
OPERATING REVENUES:
Passenger	$629,955	$926,193	$1,985,978	$2,728,922
Ground handling and other	7,793	7,919	23,235	24,033
Total operating revenues	637,748	934,112	2,009,213	2,752,955
OPERATING EXPENSES:
Aircraft fuel	61,842	363,735	331,513	1,022,590
Salaries, wages and benefits	175,552	182,103	526,286	548,675
Aircraft maintenance, materials and repairs	119,055	99,294	327,604	280,662
Aircraft rentals	76,189	74,318	224,929	221,638
Depreciation and amortization	55,461	55,141	164,722	164,687
Station rentals and landing fees	27,500	33,923	90,352	102,149
Ground handling services	23,538	25,107	72,109	83,994
Other, net	35,358	40,232	107,852	127,127
Total operating expenses	574,495	873,853	1,845,367	2,551,522
OPERATING INCOME	63,253	60,259	163,846	201,433
OTHER INCOME (EXPENSE):
Interest income	1,841	4,627	7,287	16,398
Interest expense	(21,149)	(23,872)	(65,216)	(80,389)
Impairment of marketable securities	—	—	(7,115)	—
Other, net	1,582	—	1,378	6,308
Total other (expense), net	(17,726)	(19,245)	(63,666)	(57,683)
INCOME BEFORE INCOME TAXES	45,527	41,014	100,180	143,750
PROVISION FOR INCOME TAXES	16,961	14,858	36,022	52,019
NET INCOME	$28,566	$26,156	$64,158	$91,731

BASIC EARNINGS PER SHARE	$0.51	$0.46	$1.15	$1.58
DILUTED EARNINGS PER SHARE	$0.50	$0.45	$1.13	$1.55
Weighted average common shares:
Basic	55,605	57,027	55,936	58,139
Diluted	56,652	57,682	56,879	59,014

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine months Ended September 30,
Operating Highlights	2009	2008	% Change		2009	2008	% Change

Passengers carried	9,477,672	8,738,704	8.5		25,996,245	25,609,770	1.5
Revenue passenger miles (000)	4,835,887	4,435,755	9.0		13,160,338	13,126,547	0.3
Available seat miles (000)	5,945,686	5,629,121	5.6		16,663,270	16,925,658	(1.6)
Passenger load factor	81.3%	78.8%	2.5	pts	79.0%	77.6%	1.4	pts
Passenger breakeven load factor	75.9%	75.7%	.2	pts	75.1%	74.2%	.9	pts
Yield per revenue passenger mile	$0.130	$0.209	(37.8)		$0.151	$0.208	(27.4)
Revenue per available seat mile	$0.107	$0.166	(35.5)		$0.121	$0.163	(25.8)
Cost per available seat mile	$0.100	$0.159	(37.1)		$0.115	$0.155	(25.8)
Fuel cost per available seat mile	$0.010	$0.065	(84.6)		$0.020	$0.060	(66.7)
Average passenger trip length	510	508.4			506	513	(1.4)

	Three Months Ended September 30,			Nine months Ended September 30,
Operating Highlights	2009	2008	% Change	2009	2008	% Change

Block hours	359,573	348,522	3.2	1,027,483	1,055,884	(2.7)
Departures	230,823	225,253	2.5	657,308	668,939	(1.7)